UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2018
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, California 94583
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Five9, Inc. (the “Company”) today announced that the Board of Directors (the “Board”) of the Company appointed, effective as of May 3, 2018, Rowan Trollope as the Company’s Chief Executive Officer and as a Class II director of the Company with a term set to expire at the 2019 annual meeting of stockholders. In connection with this appointment, Barry Zwarenstein will no longer serve as Interim Chief Executive Officer of the Company, effective as of May 3, 2018, but will continue to serve as Chief Financial Officer of the Company.

Mr. Trollope, age 45, is a 26-year veteran of the enterprise software industry. Prior to being appointed the Chief Executive Officer and a director of the Company, Mr. Trollope served as Senior Vice President and General Manager, Applications Group at Cisco Systems, Inc., an information technology company, since October 2015. From November 2012 to October 2015, Mr. Trollope served as Senior Vice President and General Manager, Collaboration Technology Group of Cisco. Mr. Trollope has also served as a director of VeriFone Systems, Inc. since May 2017. Mr. Trollope was selected to serve on our Board because of the perspective he will bring to our Board as Chief Executive Officer and his extensive experience in the technology industry.

In connection with Mr. Trollope’s appointment, the Company and Mr. Trollope entered into an offer letter dated April 7, 2018 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Trollope will receive an initial base salary of $575,000 and will be eligible to earn an annual bonus with a target amount of 115% of his base salary under the Company’s 2018 Executive Bonus Program, subject to the achievement of corporate performance targets the Compensation Committee approved in February 2018, and with any bonus paid in his first quarter of employment prorated based on his start date. In addition, Mr. Trollope will be eligible to receive benefits under the Key Employee Severance Benefit Plan (the “KESP”) as a Tier 1 Participant, except that upon a Constructive Termination (as defined in the Offer Letter) that is not in connection with a change in control, Mr. Trollope will also receive (1) a lump sum cash payment equal to 12 months of his then-current base salary and (2) continued health insurance coverage for 12 months. The Company will also grant Mr. Trollope a restricted stock unit award (“RSU”) with a target dollar value of $14.0 million, which will vest as to one-third of the total number of shares subject to the RSU on June 3, 2019 and one-twelfth of the total number of shares subject to the RSU every three months thereafter, in each case, subject to his continued service with the Company on each vesting date, except that if he is terminated without cause or incurs a Constructive Termination prior to June 3, 2019, such RSU will become vested through his termination date as if the RSU had been subject to quarterly vesting.

The foregoing is not a complete description of the Offer Letter and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Company entered into an indemnification agreement with Mr. Trollope in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement requires the Company to indemnify Mr. Trollope to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified, among other things.

Item 7.01 Regulation FD Disclosure.
The Company today announced the appointment, effective as of May 3, 2018, of Mr. Trollope as the Company’s Chief Executive Officer and as a director of the Company. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 furnished herewith) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated April 7, 2018, by and between the Company and Rowan Trollope
99.1	Press release issued by the Company on May 1, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: May 1, 2018	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Interim Chief Executive Officer and Chief Financial Officer